Exhibit 3.1

This constitutes an unofficial English translation of the original Dutch document. The Dutch document shall govern in all respects, including interpretation matters.

ARTICLES OF ASSOCIATION

1. Name - duration - registered office - object

ARTICLE 1: Name.

The company has the legal form of a public limited company and is named “MATERIALISE”.

ARTICLE 2: Duration.

The company is established for an indefinite period, starting on 28 June 1990.

The company may only be dissolved with respect for the applicable legal provisions on dissolution.

ARTICLE 3: Registered office – E-mail address.

The company’s registered office is established in the Flemish Region.

The registered office may be transferred within the Dutch language area or to the Brussels language area of Belgium without any amendment to the articles of association, following a decision by the Board of Directors. Such decision shall be published.

Furthermore, the Board of Directors shall be authorized to record the amendment to the Articles of Association resulting from the transfer of the registered office by notarial deed.

The email address of the company is as follows: investors@materialise.com. Any communication via this address by shareholders, members or holders of securities issued by the Company and holders of certificates issued with the cooperation of the Company shall be deemed to have been validly made.

ARTICLE 4: Object - objectives.

The company’s object is as follows: the research, development and commercialisation of additive manufacturing and related technologies and all related service, engineering and holding activities, including but not limited to software, industrial and medical applications. All these activities should be interpreted in the broadest sense and for all business sectors.

The company acts for its own account, on consignment, on commission, as an intermediary or as an agent.

The company also has the following additional object:

•

the purchase, sale, exchange, construction, renovation, commercialisation, furnishing, exploitation, letting, sub-letting, management, maintenance, parcelling, horizontal division and placement under compulsory co-ownership, leasing, prospection and promotion in any form of all immovable property or immovable property rights.

•

Investing in, subscribing to, taking over, placing, purchasing, selling and trading all securities issued by Belgian or foreign companies, whether or not in the form of commercial companies, administrative offices, institutions and associations, as well as managing these investments and participations;

•

providing advice, management and any other services to all affiliated companies or companies in which the company has a participating interest, in its capacity as director, liquidator or otherwise, as well as running or exercising control over these companies.

It may, either in cash or in kind, by means of a merger, subscription, participation, financial intervention or in any other way, acquire an interest in, or grant loans to, all existing companies or companies to be incorporated, whether in Belgium or abroad, with an identical or similar object or an object related to its own, or which is likely to promote the realisation of its object.

In general, the company may perform all acts of any nature whatsoever, which are directly or indirectly, whether in whole or in part, related to its object.

The Company has a profit-sharing object. Besides, the company aims to have a real positive impact on society and the environment in general through its business operations and economic activities.

2. Capital

ARTICLE 5: Capital and shares

The registered capital amounts to four million sixty-seven thousand seven hundred euro and seventy-two cents (4,067,700.72 EUR), represented by fifty-three million seven hundred and three thousand one hundred and sixty-seven (53,703,167) shares, without designation of nominal value, each representing an equal share in the capital.

The capital has been subscribed to and paid up in full and unconditionally.

ARTICLE 6: Authorized capital

a) By decision of the general meeting of shareholders of 5 November 2020, which will enter into force on the day of publication of the decision in the Annexes to the Belgian Official Gazette, the Board of Directors was granted the authority to increase the share capital in one or more rounds up to a maximum total amount equal to four million sixty-seven thousand seven hundred euro and seventy-two cents (4,067,700.72 EUR).

The Board of Directors may only exercise the powers granted to it for a period of five (5) years from the publication of this authorisation in the Annexes to the Belgian Official Gazette.

This authorisation may be renewed in accordance with the applicable legal conditions.

The Board of Directors has not yet exercised the authority granted to it.

b) The capital increases decided upon pursuant to this authorisation may take place in accordance with the conditions to be determined by the Board of Directors, including:

•	by means of contributions in cash or in kind within the limits permitted by the Belgian Companies and Associations Code,

•	through a conversion of reserves and share premiums,

•	with or without the issue of new securities,

•	through the issue of shares, with or without voting rights,

•	through the issue of convertible bonds, whether subordinated or not,

•	through the issue of subscription rights (free of charge or at a certain issue price),

•	through the issue of bonds to which subscription rights or other securities are attached,

•	through the issue of other securities, such as shares under a stock option plan,

•	through the issuance of shares below fractional value.

c) As far as needed and applicable, in the event of a public takeover bid for securities issued by the company, the Board of Directors shall also have a specific authorisation to increase the capital in any form whatsoever, including a capital increase in which the shareholders’ preferential subscription right is restricted or suspended, under the conditions provided for in Article 7:202 of the Belgian Companies and Associations Code.

This authorisation is granted for a period of three (3) years, starting from the extraordinary general meeting of shareholders held on 5 November 2020.

This authorisation may be renewed for the same period by a decision of the general meeting made in accordance with the rules set for the amendment of the articles of association.

The capital increases decided upon in the context of this authorisation shall be imputed to the remaining part of the authorised capital as referred to in paragraph (a).

d) Any issue premiums payable at the time of subscription to a capital increase within the framework of the authorised capital shall be booked to a separate account under shareholders’ equity in the liabilities section of the Company’s balance sheet and shall be constituted by contributions in cash or in kind, other than contributions in work, actually paid up at the occasion of the issuance of shares.

e) The Board of Directors shall also be authorised to restrict or cancel the preferential subscription right in the interest of the company. It may do this for the benefit of one or more specific persons, even if they are not members of the personnel of the company or its subsidiaries, provided that, including upon the issue of subscription rights, compliance with the relevant legal provisions is ensured. It may also decide, as appropriate, to give priority to the existing shareholders during the allocation of new shares.

f) The Board of Directors has the power, with the possibility of subrogation, to amend the articles of association of the company in order to align them with decisions on capital increases within the framework of the authorised capital.

ARTICLE 7: Capital increase - preferential subscription right.

a) Subject to the possibility of a capital increase within the framework of authorized capital by decision of the Board of Directors, an increase in the share capital can only be decided upon by an extraordinary general meeting before a notary public, in accordance with the provisions of the Belgian Companies and Associations Code.

b) For each capital increase by means of a contribution in cash, the shareholders shall have a preferential subscription right in accordance with Article 7:188 et seq. of the Belgian Companies and Associations Code and the new shares, convertible bonds and subscription rights shall first be offered to the existing shareholders in proportion to the part of the capital represented by their shares.

The period during which the preferential subscription right may be exercised shall be determined by the general meeting of shareholders or, as applicable, by the Board of Directors, and may not be less than fifteen days from the date on which the subscription is opened.

The Board of Directors may decide that the total or partial non-use by the shareholders of their preferential subscription rights shall increase the proportional share of the shareholders who have already exercised their preferential subscription rights; it shall also decide on the subscription procedure. The Board of Directors shall also have the right, upon such terms as it shall determine, to conclude all agreements to ensure the subscription to all or part of the shares to be issued.

If a share is encumbered with a usufruct, the preferential subscription right shall belong to the usufructuary, unless otherwise agreed. The newly acquired shares, convertible bonds and subscription rights shall be fully owned by him, subject to a possible fee paid to the bare owner for exercising the preferential subscription right.

In the case of pledged shares, the preferential subscription right shall exclusively belong to the owner-pledger.

In the interest of the company and with due observance of the relevant legal requirements, the general meeting of shareholders and, within the framework of the authorized capital, the Board of Directors, may restrict or cancel the preferential subscription right.

c) The general meeting of shareholders, or the Board of Directors within the authorized capital, as appropriate, may decide to increase the capital in favour of its employees, subject to the provisions of Article 7:204 of the Belgian Companies and Associations Code.

d) A capital increase can also be realized through the conversion of reserves. The extraordinary general meeting may grant the Board of Directors the power to increase the capital within the limits of the authorized capital through the conversion of reserves.

ARTICLE 8: Capital reduction

A decision to reduce the capital can be made in accordance with the relevant legal provisions.

3. Shares and other securities

ARTICLE 9: Nature of the securities

The shares and other securities of the company are and will always remain registered shares. They shall bear a serial number.

A register is kept at the registered office of the company for each class of registered securities, either in original physical form or in electronic form in accordance with the applicable legislation. The ownership of registered securities is determined by an entry in the register. If so requested, certificates of these subscriptions shall be issued to the holders of the securities.

ARTICLE 10: Unpaid or partially paid shares - obligation to pay up

The obligation to pay up a share is unconditional and indivisible.

If shares which have not been paid up in full are jointly owned by several persons, each one of them shall be liable for the payment of the entire amount of the duly called payments due.

Additional contributions or full payment are requested by the Board of Directors at a time to be determined by the Board of Directors. The shareholders are notified in accordance with article 2:32 of the Belgian Companies and Associations Code, which shall mention the bank account to which payment must be made by wire transfer or deposit, with the exclusion of all other methods of payment. The shareholder shall be deemed in default when the time limit specified in the notice has expired and interest shall be payable to the company at the statutory rate fixed at that time, plus two percentage points.

As long as the called payments due for a share have not been made in accordance with this provision, the exercise of the rights related thereto shall be suspended.

Early payments on shares may not be made without the prior consent of the Board of Directors.

ARTICLE 11: Indivisibility of shares

The securities are indivisible vis-à-vis the company.

If multiple persons have a right in rem to the same security, they may exercise the rights attached to such securities only through a joint representative.

The company may suspend the exercise of the rights attached to it until a single person has been appointed as the owner of the security vis-à-vis the company or as their joint representative.

All convocation notices, notifications and other notices served by the company to the different persons entitled to a single security shall be validly and exclusively given, as the case may be, either to the person designated as the owner vis-à-vis the company or to the designated joint representative.

Unless stipulated otherwise in the articles of association, a will or an agreement, the usufructuary of the securities shall exercise all rights attached to these securities.

ARTICLE 12: Successors

The rights and obligations shall remain attached to a security, regardless of its ownership.

The heirs, creditors or other successors of the shareholder may not interfere with the management of the company, nor cause any seals to be affixed to the goods and valuables of the company, nor claim the liquidation of the company and the distribution of its equity.

They shall act in compliance with the company’s financial statements for exercising their rights and shall observe the decisions of the general meeting and the Board of Directors.

ARTICLE 13: Bonds, subscription rights and other financial instruments granting rights to shares

The company may issue bonds by decision of the Board of Directors, which will determine the terms of the issue.

The issue of convertible bonds or bonds redeemable in shares, subscription rights or other financial instruments which will eventually entitle the holder to shares may be decided upon by the general meeting of shareholders or by the Board of Directors within the framework of the authorized capital (subject to compliance with the relevant legal requirements).

The holders of shares without voting rights, profit-sharing certificates without voting rights, convertible bonds, subscription rights or certificates which were issued with the cooperation of the company, may attend the general meeting of shareholders, but only in an advisory capacity.

3. Acquisition and disposal of own securities

ARTICLE 14: Acquisition and disposal of own securities

a) The company may acquire its own shares or profit participation certificates or certificates relating thereto, or subscribe for them, after the issue of the corresponding shares or profit participation certificates, in accordance with the relevant legal provisions.

b) By decision of the general meeting of shareholders of 5 November 2020, the Board of Directors was authorized, in accordance with Article 7:215 et seq. of the Belgian Companies and Associations Code and within the limits specified in this article, to acquire its own shares at a price per share that may not be lower than 80%, and not higher than 120% of the average closing prices of the American Depository Shares representing the shares of the company during a period of 30 calendar days prior to either the date of purchase or the date of announcement thereof.

This authorisation shall also apply to the acquisition of the company’s shares by one of its directly controlled subsidiaries, as referred to in and within the limits of Article 7:221 of the Belgian Companies and Associations Code.

Any offer to acquire the company’s shares must be made to all shareholders under the same conditions, in accordance with Article 7:215, 1st paragraph, 4th section of the Belgian Companies and Associations Code.

This authorisation shall be valid for a period of five years from the publication of this authorisation in the Annexes to the Belgian official gazette.

This authorisation may be extended by a decision of the general meeting and in accordance with the provisions of the Belgian Companies and Association Code.

c) The Board of Directors may only dispose of its acquired shares, profit participation certificates or certificates relating thereto in accordance with the relevant legal provisions and this at a price determined by the Board of Directors. Without prejudice to the foregoing, the Board of Directors is specially authorised to alienate its acquired shares, profit participation certificates or certificates relating thereto (i) to one or more specific persons other than the personnel (in this case, the directors who in fact represent this person or the persons associated with him, may not participate in the vote of the Board of Directors), and (ii) to the personnel.

The foregoing also applies to the disposal of the shares of the Company by one of its direct subsidiaries in accordance with Article 7:221 of the Companies and Associations Code.

c) By decision of the general meeting of shareholders of 5 November 2020, the Board of Directors was authorised, without further decision by the general meeting of shareholders and in accordance with the provisions of the Belgian Companies and Associations Code, to acquire or dispose of the company’s shares, when such acquisition or disposal is necessary to prevent serious imminent harm to the company.

This authorisation is granted for a period of three years, starting from the publication of this authorisation in the Annexes to the Belgian Official Gazette. This authorisation may be extended for periods of three years by a decision of the general meeting and in accordance with the provisions of the Belgian Companies and Associations Code.

4. Management and representation

ARTICLE 15: Appointment - Dismissal - Vacancy - Publication

a) The Board of Directors of the company shall consist of at least seven (7) and no more than eleven (11) directors, and at least three (3) directors must be independent directors (within the meaning of Article 7:87 of the Belgian Companies and Associations Code).

b) As long as all the voting rights attached to the shares controlled by each of the Family Shareholders, whether directly or indirectly and jointly or otherwise, represent 20% or more of all voting rights attached to all outstanding shares of the company, a maximum of six (6) directors shall, if a Family Shareholder makes a simple request to that end, only be appointed on the nomination of a majority of all Family Shareholders who directly or indirectly control at least 3% of the voting rights attached to the shares of the company on the date of the appointment. The number of candidates on the nomination list of the Family Shareholders must be higher than the number of vacancies to be filled which are subject to the nomination right. If a director appointed on the nomination of the Family Shareholders resigns or is dismissed, his vacancy may only be filled by a candidate nominated by the majority of the other directors appointed on the nomination of the Family Shareholders, if any.

For the purposes of this Article, “Family Shareholders” shall include the following persons: Wilfried Vancraen, Hilde Ingelaere and their relatives in the first degree in descending line.

c) When a legal entity is appointed as a director, it will appoint a physical person as a permanent representative who will be charged with the execution of the assignment in the name of and on behalf of the legal entity-director.

d) The directors are appointed by the general meeting of shareholders.

In any case, the duration of their assignment may not exceed the maximum legal term of six (6) years.

Their assignment shall end when the general meeting of shareholders or the meeting of the Board of Directors deciding on their replacement is closed.

The directors can be dismissed by the general meeting of shareholders at all times.

Retiring directors are eligible for reappointment.

e) When a director’s office becomes vacant, the remaining directors have the right to co-opt a new director under the conditions provided for by law and in compliance with the abovementioned nomination scheme. The subsequent general meeting of shareholders must confirm the mandate of the co-opted director; in case of confirmation, the co-opted director fulfills the mandate of his predecessor, unless the general meeting decides otherwise. In the absence of confirmation, the mandate of the co-opted director ends at the end of the general meeting, without prejudice to the regularity of the composition of the Board of Directors until that time.f) The Chairman of the Board of Directors will be elected by the Board of Directors.

g) The appointment of the members of the board and the termination of their office shall be published by submitting an extract from the decision at the Registrar’s Office of the Commercial Court in the company file, and a copy thereof for publication in the Annexes to the Belgian Official Gazette. These documents shall in any event specify whether the persons representing the company each bind the company individually, jointly or as a body.

ARTICLE 16: Convocation of the Board of Directors

a) The Board of Directors shall be convened by its chairman as often as required in the interest of the company, and shall meet within fourteen days following a request to that effect from two directors or from the managing director.

If the Chairman has not convened the Board of Directors within the abovementioned period of fourteen days following the request of the directors or of the managing director to convene the Board of Directors, the requesting directors or the requesting managing director may validly convene the Board of Directors

b) The convocation notices shall state the place, date, time and agenda of the meeting and shall be sent by letter, fax or other written (or electronic) means at least two (2) working days before the meeting.

c) Each general meeting shall be held at the registered office of the company or in any other location in Belgium, as specified in the convocation notice.

d) The regularity of the convocation cannot be disputed if all directors are present or validly represented.

ARTICLE 17: Meeting of the Board of Directors

a) The Board is presided by the Chairman or, in his absence, by the Vice-Chairman (if one has been appointed) or by the oldest of the directors present at the meeting.

b) The Board of Directors may only validly deliberate and decide if at least a majority of its members are present or represented at the meeting.

c) Directors who are unable to be present in person at the meeting may participate in the deliberations and vote through telecommunication tools such as telephone or videoconference, on the condition that all participants in the meeting can communicate directly with all other participants. The persons who participate in a meeting by such technical means shall be considered to be present in person at this meeting.

d) Each director may grant a proxy to another director to represent him at a specific meeting. Such a proxy must be given in the form of a power of attorney bearing the signature of the director (including a digital signature insofar as allowed as written proof by the applicable legislation) and which must be notified to the Board of Directors by simple letter, fax or any other means of written (or electronic) communication. A director may represent several colleagues of the Board of Directors.

e) Decisions are made by a simple majority of the votes.

f) Minutes are kept of the decisions made by the Board of Directors. They are signed by the Chairman and, in his absence, by the director chairing the meeting and at least a majority of the board members present at the meeting.

Copies and extracts shall be signed by two directors or by one managing director.

g) The decisions of the Board of Directors can be taken by unanimous written decisions of all directors in accordance with the relevant legal provisions.

ARTICLE 18: Salary

Without prejudice to the reimbursement of their expenses, the directors may be granted a fixed remuneration, the amount of which shall be determined each year by the general meeting and shall be at the charge of the general budget of the company. In addition, the general meeting may grant them a profit-related directors’ fee from the available profit for the financial year.

ARTICLE 19: Conflicts of interest

a) If a director has a direct or indirect financial interest which conflicts with the interest of the company as a result of a decision or transaction within the authority of the Board of Directors, the requirements of Article 7:96 of the Belgian Companies and Associations Code must be observed by the relevant director, as well as by the Board of Directors in its deliberations and decision-making.

b) If several directors have a conflict of interest, the decision or transaction can be validly made by the remaining directors, even if half of the directors are no longer present or represented in this circumstance.+b) If all directors have a conflict of interest, the decision or transaction shall be submitted to the general meeting of shareholders. If the general shareholders’ meeting approves the decision or the transaction, the Board of Directors may execute it.

ARTICLE 20: Internal governance - Restrictions - Delegation of powers

a) The company is managed by a Board of Directors. The Board of Directors is authorized to take any action which is required or useful to pursue the company’s object, with the exception of the activities assigned exclusively to the general meeting by law.

b) Without prejudice to the obligations arising from collegial management, in particular with respect to consultation and supervision, the directors may distribute the management tasks among themselves. Such division of tasks shall not be enforceable against third parties.

c) The Board of Directors may establish one or more advisory committees under its responsibility. The Board of Directors shall define their composition, tasks and functioning. The members of such committees are appointed by the Board of Directors, which shall also determine the conditions of their appointment, dismissal, remuneration and the duration of their mandate.

d) The Board of Directors may delegate day-to-day administration of the company to one or more persons.

ARTICLE 21: External powers of representation

a) The Board of Directors shall represent the company as a body in and out of court. It shall act through the majority of its members.

Notwithstanding the general representation powers of the Board of Directors as a body, the company shall also be represented in and out of court by two directors acting jointly, of which at least one director is appointed from the list of candidates nominated by the Family Shareholders.

b) The company shall also be represented in day-to-day administration, both in and out of court by one or more representatives entrusted with day-to-day administration, acting individually or jointly in accordance with the delegation decision of the Board of Directors.

ARTICLE 22: Special powers of attorney

The Board of Directors or the directors representing the company may appoint attorneys-in-fact of the company. Only special and limited powers of attorney for a specific legal act or a series of specific legal acts shall be permitted. The proxy holders shall bind the company within the limits of the authority granted to them, without prejudice to the responsibility of the directors in the event of excess of power of attorney.

ARTICLE 23: Responsibility of the directors

a) The directors are not personally bound by the commitments of the company. The directors shall be responsible vis-à-vis the company and vis-à-vis third parties for any shortcomings in their management, in accordance with the applicable provisions of the Belgian Companies and Associations Code.

b) The company and its shareholders ensure that the directors in their decision-making take into account the achievement of a real positive impact through the management and economic activities of the company, in the short term and in the (medium)long term, with regard to (the interests of) third parties such as (i) the employees, the subsidiaries and the suppliers, (ii) the customers of the company and its subsidiaries, (iii) the communities (associations, organisations, etc.) and society in which the company, its subsidiaries and their suppliers develop their activities, (iv) the local and global environment, (v) other potential stakeholders in the activities of the company and its subsidiaries.

None of the aforementioned parties can claim a priority over the others. The directors independently and discretionary weigh the various interests that may serve the realisation of the aforementioned positive impact as part of the corporate interest.

Under no circumstances does this provision confer any right, either explicitly or implicitly, on stakeholders or other third parties. Nor is it intended to infer such a right, or to give rise to stakeholders or other third parties, initiating legal proceedings against the collegial management body, individual directors or the Company.

5. Supervision

ARTICLE 24: Appointment - authority and remuneration of the auditor

If necessary, one or more auditors shall be appointed to audit the company. They are appointed by the general meeting of shareholders for a renewable term of three years. Under penalty of damages, they may only be dismissed for legal cause during their mandate by the general meeting.

If there is no obligation for the company to appoint an auditor, and no auditor is appointed, then each shareholder shall individually have the investigation and audit powers of an auditor.

The remuneration of the auditor shall consist of a fixed amount, which is determined by the general meeting at the start of their mandate, without prejudice to Article 3:65 of the Belgian Companies and Associations Code. It may be amended only by agreement of the Parties. Apart from this remuneration, the auditor may not receive any benefit, in whatever form, from the company.

6. General meeting

ARTICLE 25: Ordinary, special and extraordinary general meetings

a) The ordinary general meeting of shareholders, which is referred to as the annual meeting, shall be convened each year on the first Tuesday of the month of June at 10 am. If this day is a public holiday, the meeting will be held on the subsequent working day (excluding Saturdays) at the same time.

b) A special general meeting may be convened at all times to deliberate and decide on any matter which is within its competence and which does not involve any amendment to the Articles of Association.

c) An extraordinary general meeting may also be convened at all times to deliberate and decide on any amendment to the Articles of Association, in the presence of a notary.

d) The general meetings shall be held at the registered office of the company or in any other location, as specified in the convocation notice.

ARTICLE 26: Convocation

a) The Board of Directors and any possible auditor may convene both an ordinary general meeting (annual meeting) and a special or extraordinary general meeting. They must convene the annual meeting on the date determined by the articles of association. The Board of Directors and any auditor shall be obliged to convene a special or extraordinary meeting if one or more shareholders who individually or jointly represent one tenth of the share capital so request.

Such a request must be sent by registered letter to the registered office of the company; it must state the agenda items on which the general meeting has to deliberate and decide.

The notice convening the general meeting to be held must be given within three weeks of the request.

Other items may be added to the agenda items specified by the shareholders in the notice convening the meeting.

b) The notices convening the general meetings shall state the agenda and shall be published in accordance with the relevant legal provisions at least fifteen (15) days in advance.

c) The agenda must contain the items to be discussed and the proposals for resolutions.

d) Any person may waive this notice and shall in any case be considered as having been invited correctly if he attends the meeting or is represented there.

ARTICLE 27: Admission to general meetings - representation

a) The right to attend the general meetings and to exercise the voting right is determined by the registration of the ownership of the shares in the name of the shareholder on the third (3rd) business day prior to the date of the scheduled meeting by their registration in the company’s shareholders’ register.

The board of directors may make participation in the general meetings dependent on a requirement of notification by the shareholder to the company, or to the person appointed for this purpose by the company, on a date to be determined by the board of directors before the date of the scheduled meeting, that he intends to attend the meeting, stating the number of shares the shareholder wishes to participate with, in which case this notification must be made as defined in the convocation notice.

b) Any shareholder who has voting rights may either attend the meeting in person or be represented by a proxy, who may or may not be a shareholder.

The power of attorney must be given in writing in the manner specified in the convocation notice.

The company has to receive the power of attorney no later than on the date determined by the Board of Directors as stated in the convocation notice.

c) Before attending the meeting, the shareholders or their proxy holders must sign the attendance list, stating (i) the identity of the shareholder, (ii) if applicable, the identity of the proxy holder, and (iii) the number of shares they represent.

d) The holders of profit-sharing certificates, non-voting shares, bonds, subscription rights, or other securities issued by the company may attend the general meeting of shareholders insofar as the law grants them this right and, as applicable, the right to participate in the vote. If they wish to attend, they shall be bound by the same formalities of admission, access, form and notification for proxies as those imposed on the shareholders.

ARTICLE 28: Chairman - Committee

Each general meeting is presided by the chairman of the Board of Directors or, in his absence, by the vice-chairman (if one has been appointed) or by the oldest member of the Board of Directors.

The chairman shall appoint a secretary and vote counter, who does not have to be a shareholder. Both roles may be performed by one person. The chairman, secretary and vote counter shall together constitute the Committee.

The chairman may form the Committee before opening the session and this Committee may verify the powers of the participants before the opening of the session.

ARTICLE 29: Procedure of the meeting

a) The deliberation and voting shall take place under the supervision of the chairman. The directors and any auditor(s) shall answer questions raised by holders of registered shares, convertible bonds or subscription rights, or of registered certificates issued with the cooperation of the company, before or during the meeting, oral or in writing and which relate to the agenda items. The directors and possible auditor(s) can, in the interest of the company, refuse to answer questions when the communication of certain data or facts could be detrimental to the company or would be in contravention of confidentiality commitments entered into by them or by the company.

As soon as the convocation notice has been published, the shareholders may ask the abovementioned questions (in writing or by e-mail), provided that these shareholders meet the conditions to be admitted to the meeting and that they have submitted their questions to the company at the latest on the third (3rd) business day prior to the date of the scheduled meeting as specified in the convocation notice.

b) During the session, the Board of Directors has the right to postpone each general shareholders’ meeting by three weeks. This adjournment shall not affect the other decisions that have been made, unless the general meeting decides otherwise. At the next meeting, the items on the agenda of the first meeting at which no final decision was made, will be discussed.

c) The general meeting may not validly deliberate or decide on items which at are not included in the announced agenda or are not implicitly included therein. Items not included in the agenda may only be discussed at a meeting at which all shareholders are present or represented and on the condition that the decision is made unanimously. The required consent will be assumed if no objection is recorded in the minutes of the meeting.

ARTICLE 30: Voting rights

Every voting share is entitled to one vote.

ARTICLE 31: Decision-making process

a) The general meeting of shareholders may validly deliberate and decide regardless of the number of shares present or represented, except in the cases where the law requires a certain attendance quorum. Resolutions of the general shareholders’ meeting may be validly passed by a simple majority of the votes cast, except in cases where the law requires a certain majority.c) Minutes shall be drawn up for each general meeting, and the attendance list and any reports and proxies shall be attached thereto.

The minutes of the general meeting of shareholders are signed by the members of the Committee and by the shareholders requesting them.

Copies and extracts shall be signed by two directors or by one managing director.

d) The shareholders can make all decisions that fall within the competence of the general meeting by unanimous vote and in writing, with the exception of decisions that must be executed by an authentic deed.

7. Inventory - financial statements - reserve - appropriation of profits.

ARTICLE 32: Financial year - financial statements - annual report

a) The financial year of the company shall commence on one January and end on thirty one December of the same calendar year.

At the end of each financial year, the accounts and records are closed and the Board of Directors draws up the inventory and the financial statements, in accordance with the relevant legal requirements.

The directors also draw up an annual report, if applicable, in which they justify their policies.

b) Fifteen days before the ordinary general meeting, which shall meet within six months of the end of the financial year, the shareholders may examine the annual accounts and other documents mentioned in the Belgian Companies and Associations Code at the company’s registered office.

c) Following approval of the financial statements, the general meeting shall decide by separate vote on granting discharge to the directors and auditors.

ARTICLE 33: Appropriation of profits - Reserve

The positive balance of the profit and loss account shall constitute the profits of the company.

Of these net profits, at least one twentieth is deducted in advance to constitute the legal reserve until it amounts to one tenth of the share capital.

The general meeting shall decide freely on the further allocation of the balance of the profits by simple majority vote on a proposal from the Board of Directors.

No distribution may be made if the net assets of the company, as reported in the financial statements, have fallen or would fall as a result of the distribution below the highest amount of the paid-up capital or the called capital, plus any reserves which may not be distributed based on a legal provision or on the Articles of Association, and Article 7:212 of the Code of Companies and Associations must be applied in this case.

ARTICLE 34: Payment of dividends - interim dividends

a) The Board of Directors shall determine the place, time and manner in which dividends are paid.

b) The Board of Directors has the authority to pay interim dividends on the profits of the financial year, in accordance with the legal provisions applicable. 8. Dissolution - liquidation

ARTICLE 35: Dissolution

The voluntary dissolution of the company may only be decided upon by an extraordinary general meeting of shareholders, in compliance with the relevant legal requirements.

After its dissolution, the company shall continue to exist as a legal entity until the closure of its liquidation.

ARTICLE 36: Appointment and powers of the liquidators

a) If no liquidators have been appointed, the directors in office at the time of the dissolution shall be considered liquidators by operation of law vis-à-vis third parties, but without the powers that the law and articles of association, with regard to the transactions of the liquidation, confer on the liquidator appointed in the articles of association, by the general meeting of shareholders or by the court.

b) If a legal person is appointed as a liquidator, the natural person representing the liquidator in the liquidation must be specified in the appointment decision. Any change to this appointment must be published in the Annexes to the Belgian Official Gazette.

c) The liquidators shall not assume their office before the Commercial Court has confirmed their appointment following the decision of the general meeting, insofar as the Belgian Companies and Associations Code requires the confirmation of the appointment.

d) The general meeting of the dissolved company may appoint and dismiss one or more liquidators at any time and by a simple majority vote. It shall decide whether the liquidators, if there are several, shall represent the company alone, jointly or as a body.

ARTICLE 37: Powers of the liquidators

a) The liquidators are authorized to carry out all the transactions referred to in articles 2:87 and further of the Belgian Companies and Associations Code without requiring prior authorization from the general meeting, unless the general meeting decides otherwise by simple majority vote.

b) In the seventh and thirteenth month after the start of the liquidation, the liquidators shall submit a detailed statement of the status of the liquidation, drawn up at the end of the sixth and twelfth month of the first year of liquidation, to the registrar’s office of the commercial court, in accordance with the provisions of the Belgian Companies and Associations Code. As from the second year of liquidation, the detailed statement must be submitted only once every year.

c) Each year, the liquidators shall submit the results of the liquidation to the company’s annual general meeting, stating the reasons why the liquidation could not be completed. They will also prepare the financial statements every year.

d) The financial statements shall be published in accordance with the relevant legal provisions.

ARTICLE 38: Liquidation method

After payment of all debts, charges and costs of the liquidation or after consignment of the necessary funds, the liquidators shall distribute the net assets in cash or in securities among the shareholders in proportion to the number of shares they own.

The liquidators may, to the extent authorised in accordance with Article 2:88 of the Belgian Companies and Associations Code, purchase the company’s shares, either on the stock exchange or by means of an offer or a price request addressed to the shareholders, who must all be able to participate in the transaction.

9. General provisions

ARTICLE 39: Election of domicile:

Each member of the Board of Directors and the managing director may elect domicile at the registered office of the company for all matters relating to the exercise of his or her mandate.

The directors, auditors and liquidators whose domicile is unknown or who are domiciled abroad, shall be deemed to have elected their domicile at the registered office of the company, where all summons, writs and notices relating to the affairs of the company may be served.

Holders of registered securities are required to notify the company of any change in their choice of domicile. In the absence of such notification, they shall be deemed to have made their choice of domicile at the registered office of the company where all deeds may be validly served or notified to them, while the company has no other obligation than to keep them at the disposal of the addressee.

ARTICLE 40: Applicable law

The provisions of the Belgian Companies and Associations Code and other provisions of Belgian law shall apply to any matters which are not expressly specified in these articles of association, or to the legal provisions from which these articles of association do not include a valid derogation.

ARTICLE 41: Personnel

Unless the context requires otherwise or unless otherwise defined in these articles of association, “personnel” for the purposes of these articles of association has the meaning as defined in article 1:27 of the Belgian Companies and Associations Code.